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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                   COMMUTATION OF MONTHLY INCOME ENDORSEMENT

This endorsement amends the specified provisions of your Certificate.

This endorsement permits you to receive the Commuted Value, as defined below, in a single sum.

All endorsement terms will have the same meaning as under the Certificate, unless otherwise provided.

The following definitions are added to the DEFINITIONS Section:

Commutation - The payment of all or a portion of the Commuted Value in a single sum.

Commutation Date - The date we receive a written request for a Commutation, in a form acceptable to us, at our Administrative Office. If the Commutation Date is not a Valuation Day, the Commuted Value will be calculated as of the next Valuation Day.

Commuted Value - The present value of Monthly Income remaining in a period certain minus the value of the Adjustment Account.

The following provisions are added to the MONTHLY INCOME Section:

Commutation

At any time before the end of the period certain, you may request Commutation. If the Commuted Value is not greater than zero, Commutation will not be allowed. Commutation only applies to Monthly Income remaining in the period certain.

Full Commutation: You may select full Commutation. Full Commutation will equal 100% of the Commuted Value. For the remainder of the period certain, Monthly Income payments will terminate and Annuity Units and the Guaranteed Payment Floor will be zero.

Partial Commutation: You may select a partial Commutation once during the period certain. Partial Commutation will equal the requested percentage multiplied by the Commuted Value. Upon partial Commutation, the Guaranteed Payment Floor, number of Annuity Units and Monthly Income for the remainder of the period certain will be reduced by the partial Commutation percentage. If partial Commutation results in Monthly Income of less than [$100] annually, then a full Commutation will be processed.

A Portfolio may impose a redemption charge on Subaccount assets that are redeemed out of a Portfolio in connection with a Commutation. A Portfolio determines the amount of the redemption charge and the charge is retained by or paid to the Portfolio and not by or to us. The redemption charge will reduce the Commuted Value.

If a Certificate Owner and, if applicable, a Joint Annuitant is living at the end of the period certain, the Guaranteed Payment Floor and Annuity Units will be restored to what they were on the Income Start Date and Monthly Income will resume. In order to resume Monthly Income, satisfactory proof of survival must be provided to our Administrative Office.

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Calculation of Commuted Value

The Commuted Value is equal to (a) minus (b), where:

    (a)is the present value, as of the Commutation Date, of Monthly Income remaining in the period certain; and

    (b)is the value of the Adjustment Account as of the Commutation Date.

In calculating the present value, each remaining Monthly Income payment attributable to the period certain will be set equal to (a) divided by (b), where:

    (a)is the sum total of all Subaccounts, where the total for each Subaccount is the number of Annuity Units for the Subaccount multiplied by the Annuity Unit value for such Subaccount, as of the Commutation Date; and

    (b)is twelve.

The discount interest rate as shown on the Data Pages is used to determine present value.

The first paragraph in the Subsequent Monthly Income Payments provision of the MONTHLY INCOME Section is deleted and replaced by the following:

Unless otherwise adjusted by a Commutation request, your Monthly Income in subsequent Annuity Years is the greater of (a) and (b), where:

    (a)is the subsequent Level Income Amount, minus any value in the Adjustment Account as of the date the last Monthly Income payment was made divided by twelve; and

    (b)is the Guaranteed Monthly Income.

The following sentence is added to the Adjustment Account provision of the MONTHLY INCOME Section:

In the event of a Commutation, the value of an Adjustment Account is reduced by the percentage of the Commutation request.

For Genworth Life and Annuity Insurance Company,

                              /s/ Pamela S. Schutz
                              --------------------
                                Pamela S. Schutz
                                    President

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